As filed with the Securities and Exchange Commission on June 12, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ocean Power Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4911	22-2535818
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

28 Engelhard Drive, Suite B

Monroe Township, NJ 08831

(609) 730-0400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George H. Kirby III

Chief Executive Officer

Ocean Power Technologies, Inc.

28 Engelhard Drive, Suite B

Monroe Township, NJ 08831

(609) 730-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert G. Reedy

Kevin J. Poli

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Telephone: (713) 226-6674

Telecopy: (713) 228-1331

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	2,500,000	$0.63	$1,575,000	$205

(1)	Represents 2,500,000 shares of common stock that are issuable pursuant to pursuant to a common stock purchase agreement with the selling stockholder named herein. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low sale prices of the common stock on the NASDAQ Capital Market on June 9, 2020, which date is within five business days prior to filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

Explanatory Note

We are filing a Registration Statement on Form S-1 to register additional shares that we may issue to Aspire Capital pursuant to the Purchase Agreement (as defined below), to reflect the results of the vote at our December 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

On October 24, 2019, we entered into a common stock purchase agreement (referred to in this prospectus as the “Purchase Agreement”), with Aspire Capital Fund, LLC, an Illinois limited liability company (referred to in this prospectus as “Aspire Capital” or the “selling stockholder”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of our shares of common stock over the approximately 30-month term from the date of commencement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 194,805 shares of our common stock as a commitment fee (referred to in this prospectus as the “Commitment Shares”). Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital, in which we agreed to file one or more registration statements, including this registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

Accordingly, on October 25, 2019, we filed a registration statement on Form S-1 (the “Initial Registration Statement”) to register the sale of up to 1,219,010 shares of our common stock pursuant to the Purchase Agreement, including the Previous Purchase Shares (as defined below) and the Commitment Shares. The Initial Registration Statement was declared effective on November 6, 2019. Since the date of the Purchase Agreement, Aspire Capital has purchased all 1,024,205 shares of our common stock, excluding the Commitment Shares, which were included in the Initial Registration Statement (the “Previous Purchase Shares”) for proceeds of $901,206.

When we entered into the Purchase Agreement, there were certain limitations placed on our ability to freely sell shares of our common stock to Aspire Capital, due to the rules of the Nasdaq Capital Market, on which our common stock is listed. Originally, the aggregate number of shares that we were able to issue to Aspire Capital under the Purchase Agreement, including the Previous Purchase Shares and the Commitment Shares, could in no case exceed 1,219,010 shares of our common stock (which was equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) stockholder approval was obtained to issue more, in which case the 1,219,010 share limitation would not apply, or (ii) stockholder approval was not been obtained and at any time the 1,219,010 share limitation was reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Previous Purchase Shares and the Commitment Shares) was equal to or greater than $1.54; provided that at no point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.

Subsequently, at the Annual Meeting, on December 20, 2019, our stockholders approved a proposal to authorize the issuance to Aspire Capital of up to 5,400,000 shares of common stock, in excess of the 19.99% limitation referenced above in accordance with Nasdaq Listing Rules 5635(b) and 5635(d).

On February 14, 2020, a registration statement on Form S-1 (the “Subsequent Registration Statement”) was declared effective registering the sale of up to 2,900,000 of the 5,400,000 additional shares that we may issue to Aspire Capital pursuant to the Purchase Agreement. Since the date that the Subsequent Registration Statement was declared effective, Aspire Capital has purchased all of such 2,900,000 additional shares of our common stock which were included in the Subsequent Registration Statement (the “Subsequent Previous Purchase Shares,” and together with the Previous Purchase Shares, the “Total Previous Purchase Shares”)) for proceeds of $1,386,899, resulting in total proceeds to date of $2,288,105. We are now filing this registration statement to register the remaining 2,500,000 of the 5,400,000 additional shares.

The information in this preliminary prospectus is not complete and may be changed. A registration statement has been declared effective by the Securities and Exchange Commission. This preliminary prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2020

PRELIMINARY PROSPECTUS

2,500,000 Shares

Common Stock

This prospectus relates to the sale of up to 2,500,000 shares of our common stock by Aspire Capital Fund, LLC. Aspire Capital is also referred to in this prospectus as the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to $10.0 million from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on October 24, 2019, once the registration statement, of which this prospectus is a part, is declared effective.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “OPTT.” On June 11, 2020, the last reported sale price per share of our common stock was $0.478 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and in our reports filed with the Securities and Exchange Commission which are incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2020.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus and in any written communication from us, including any free writing prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. In making an investment decision, prospective investors must rely on their own examination of us and the terms of the offering, including the merits and risks involved. None of Ocean Power Technologies, Inc. or any of its representatives is making any representation to you regarding the legality of an investment decision in our common stock by you under applicable laws. You should not assume that the information provided by this prospectus or the documents incorporated by reference in this prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read this prospectus and the documents incorporated by reference herein. The incorporated documents are described in this prospectus under the heading “Incorporation of Certain Documents by Reference.”

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Certain industry and market data presented in this prospectus has been derived from data included in various industry publications, surveys and forecasts. We have assumed the correctness and truthfulness of such data, including projections and estimates, when we use them in this prospectus.

1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. Because this summary provides only a brief overview of the key aspects of the offering, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 7, “Cautionary Note Regarding Forward-Looking Statements” beginning on page 10 and the documents incorporated by reference, which are described under “Incorporation of Certain Documents by Reference,” before making an investment decision. As used in this prospectus, unless otherwise indicated, “we,” “our,” “us, “company” or similar terms refer collectively to Ocean Power Technologies, Inc. and its operating subsidiaries.

Overview

We aspire to transform the world through innovative ocean-energy solutions. We are a marine power solutions provider that designs, manufactures, sells, and services our products while working closely with partners that provide payloads, integration services, and marine installation services. Our solutions provide distributed offshore power which is persistent, reliable, and economical along with power and communications for remote surface and subsea applications. Our mission and purpose is to utilize our proprietary, state-of-the-art technologies to reduce the global environmental footprint by providing clean energy and carbon neutral solutions for reliable electrical power and, in so doing, drive demand for our products and services, thus realizing positive stockholder returns.

We also continue to develop and commercialize our proprietary systems that generate electricity by harnessing the renewable energy of ocean waves for our PowerBuoy®, and solar power for our newest product, the hybrid PowerBuoy® (the “hybrid”). The PB3 PowerBuoy® (the “PB3”) uses proprietary technologies that convert the kinetic energy created by the heaving motion of ocean waves into electricity. Based on feedback from our current customers, discussions with potential future customers in the offshore oil and gas, government, defense, security, research, science, and offshore wind markets, together with our market research and publicly available data, we believe that numerous markets have a direct need for our solutions. While our recent projects have been in the oil and gas industry, we believe there is an increasing need for our products and solutions in areas such as fishery protection, offshore windfarm support, marine surveillance, and ocean-based laboratories. We believe that having demonstrated the capability of our solutions we can advance our product and services and gain further adoption from our target markets. Our marketing efforts are focused on offshore locations that require a cost- efficient solution for clean, reliable and persistent power and communications, either by supplying electric power to payloads that are integrated directly with our product or located in its vicinity, such as on the seabed and in the water column. We believe we are the leader in ocean wave power conversion technology which provides zero carbon power for offshore operations that were previously difficult to decarbonize.

Our achievements during fiscal 2020 included the Company’s first commercial sale of a PB3 to Enel Green Power. We continued work on projects with Premier Oil (“PMO”) and Eni S.p.A. (“Eni”) and commenced work with the U.S. Navy Small Business Innovation Research program, and a leading oil & gas operator. During the fiscal year, the Company continued development of the hybrid and its subsea battery solutions. Also, during the fiscal year, the Company signed a memorandum of understanding with Modus Seabed Intervention Ltd. (“Modus”) for the purpose of developing and delivering commercial market solutions that offer a step-change in innovation and market value against conventional methodologies, specifically through development and marketing of a combined Hybrid Autonomous Underwater Vehicle (HAUV) charging station which will be able to utilize the PowerBuoy® system for topside charging and communications.

2

Business Strategy

We have made significant progress in redesigning and validating our commercially proven PB3 for use in remote offshore applications. Since 2015, we have brought the PB3 from initial concept to a full-scale design. We have performed multiple prototype iterations. During this time, we have conducted a number of in-ocean tests in combination with our facility-based accelerated life testing to validate our commercial-ready PB3 and to prepare for low rate initial production. In 2020, we completed our prototype hybrid. In December, 2017, we relocated our production and corporate headquarters to a larger facility. This facility allows for expansion of our manufacturing capabilities and a move toward higher volume production of our solutions.

In fiscal 2020 we made progress in marketing our PB3, as evidenced by the volume of proposals submitted to customers and requests for proposals from customers. We have made substantial progress in transitioning from R&D to a commercialization focus with SELL, BUILD, SHIP as our motto and we intend to build on our success by implementing processes and solutions that cover the entire life cycle, from demand generation to close of contract, and from channel strategies to customer care.

A large proportion of the Company’s engagements with potential customers have been with U.S.-based companies (approximately 50%), while the remaining engagements occurred in Europe, Australia and Asia. One-third of all engagements have transitioned from initial introductions to advanced, confidential discussions around specific customer applications. Many of these discussions occur at the executive, decision-making level, as well as the implementation level.

Many proposal requests are for projects where one of our PowerBuoys® products, either the PB3 or the hybrid, is part of a larger solution demonstration, and typically include the potential lease or sale of one or more PowerBuoys®, as well as required services and maintenance support. The majority of hybrid inquiries are for shorter term deployments and in calmer waters. Historically, demonstration projects have been a necessary step toward broad solution deployment and revenues associated with specific applications. A proposal phase typically lasts from three months to more than one year. During the demonstration project specification, negotiation and evaluation period, we are often subject to the prospective customer’s vendor qualification process, which entails substantial due diligence of our company and capabilities and may include negotiation of standard terms and conditions. Many proposals contain provisions which would mandate the sale or lease of our PowerBuoy® product upon successful conclusion of the demonstration project.

We believe this is an accurate depiction of the overall sales cycle for new technology in each of our target markets, including our PowerBuoy® products. However, cycle times for each step of the sales cycle will vary depending on several customer factors, including, but not limited to, technical evaluation, project priorities, project funding approval process, and alignment of new technology integration with the customer’s broader operational strategy. We believe that the resulting evidence of potential demand, vis-à-vis specific application proposal requests, are indicative of significant progress in our commercialization strategy. We believe that we have the potential for growth as a result of our positioning for higher volume production of our PowerBuoy® products and the initial indications of demand for our PowerBuoy® products in multiple customer applications.

We continue to commercialize our PowerBuoy® products for use in remote offshore power and real-time data communications applications. To achieve this goal, we are pursuing the following business objectives:

●

Integrated turn-key solutions sales or leases incorporating our products and services. We believe our PB3 and hybrid PowerBuoys® are well suited to enable many unmanned, autonomous (non-grid connected) offshore solutions, such as topside and subsea surveillance and communications, subsea equipment monitoring, early warning systems platform and subsea power and buffering, and weather and climate data collection. We have investigated and realized market demand for some of these solutions leveraging both Powerbuoy® and subsea battery sales and leases within our selected markets, and we intend to sell and lease our products to these markets as part of these broader integrated solutions. Additionally, we intend to provide services associated with our solution offerings such as paid engineering studies, value-added engineering, maintenance, remote monitoring and diagnostic, application engineering, planning, training, project management, and marine and logistics support required for our solution life-cycle. We also intend to pursue turn-key projects where we take on a prime contractor role to capture broader revenue opportunities while ensuring that solutions effectively address customer needs. We continue to increase our commercial capabilities through new hires in sales, and application support, and through engagement of expert market consultants in various geographies.

3

●	Expand customer system solution offerings through new complimentary products that enable shorter and more cost efficient deployments. We have developed the hybrid. This product builds on our existing expertise in offshore power systems and is targeted for a near term deployment. The hybrid is a smaller solar powered buoy with a liquid propane powered Stirling engine burning propane as a backup. The hybrid is to be highly complementary to the PB3 by providing us the opportunity to address a broader spectrum of customer deployment needs, including low-wave environments, with the potential for greater system integration within each customer project. The hybrid is primarily intended for shorter term deployment applications such as eROV and AUV inspections and short-term maintenance, topside surveillance and communications, and subsea equipment and controls. We are developing a subsea battery system which will be complimentary to our PowerBuoy® products. The subsea battery system is expected to offer the possibility of creating a sea floor energy storage solution for remote offshore operations. These subsea battery systems will contain lithium ion batteries, which provide high power density to supply power to subsea equipment, sensors, communications, and the recharging of AUVs and eROVs. Ideal for many remote offshore customer applications, these subsea battery systems are anticipated to be high performance, cost-efficient, and quickly deployable.

●	Concentrate sales and marketing efforts in specific geographic markets. We are currently focusing our marketing efforts on parts of North and South America, Europe and Asia. We believe that each of these areas has demand for our solutions, sizable end market opportunities, political and economic stability, and high levels of industrialization and economic development.

●	Expand our relationships in key market areas through strategic partnerships and collaborations. We believe that strategic partners are an important part of commercializing solutions and new products. Partnerships and collaborations can be used to improve the development of overall integrated solutions, create new market channels, expand commercial know-how and geographic footprint, and bolster our product delivery capabilities. We believe that offering a turn-key solution, and not just power, is key to securing long term success. We have formed such a relationship with several well-known groups, including Modus, Saab Seaeye Ltd., Acteon Field Life Service Ltd., MES, PMO and Eni. We continue to seek other opportunities to collaborate with application experts from within our selected markets.

●	Outsourcing of fabrication, deployment and service support. We outsource all fabrication, anchoring, mooring, cabling supply, and in most cases deployment of our PowerBuoy® to minimize our capital requirements as we scale our business. Our PTO is a proprietary subsystem and is assembled and tested at our facility. We believe this distributed manufacturing and assembly approach enables us to focus on our core competencies and ensure a cost-effective product by leveraging a larger more established supply base. We also continue to seek strategic partnerships with regard to servicing of our products.

●	Cost reduction and PowerBuoy® solution development. Our engineering efforts are mainly focused on addressing customer solutions; PowerBuoy® sales; reducing product, installation, and life-cycle costs; and improving the energy output, reliability, maintenance interval and expected operating life of our products. We continue to optimize manufacturability of our designs with a focus on cost competitiveness, and we believe we will be able to address new applications by developing new payloads and solutions that address customer needs.

Corporate Information

Our principal executive offices are located at 28 Engelhard Drive, Suite B, Monroe Township, New Jersey. Our telephone number is (609) 730-0400. We were incorporated in New Jersey in 1984 and reincorporated in Delaware in 2007. We maintain a website at www.oceanpowertechnologies.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

4

THE OFFERING

Common stock offered by the selling stockholder	2,500,000 shares (excluding the Total Previous Purchase Shares and the Commitment Shares).

Common stock outstanding	16,120,565 shares, as of June 5, 2020, and includes the Total Previous Purchase Shares and the Commitment Shares.

Use of proceeds	The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $10.0 million in proceeds from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. Any proceeds from the selling stockholder that we receive under the purchase agreement are expected be used to build additional PB3 PowerBuoys® to meet potential market demand, to further advance the development of new products, and for other general corporate purposes. The amounts and timing of these expenditures will depend on a number of factors, such as the timing, scope, progress and results of our sales, research and development efforts, the timing and progress of any partnering efforts, and the regulatory and competitive environment.

Dividend policy	We have not declared or paid any cash or other dividends on our common stock, and do not expect to declare or pay any cash or other dividends on our common stock in the foreseeable future.

Risk factors	You should consider carefully the risks discussed under the “Risk Factors” beginning on page 7 of this prospectus, as well as those described in our Annual Report on Form 10-K for the year ended April 30, 2019, and the other disclosures contained or incorporated by reference herein and therein.

Nasdaq symbol	OPTT

On October 24, 2019, we entered into a common stock purchase agreement (referred to in this prospectus as the “Purchase Agreement”), with Aspire Capital Fund, LLC, an Illinois limited liability company (referred to in this prospectus as “Aspire Capital” or the “selling stockholder”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of our shares of common stock over the approximately 30-month term from the date of commencement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 194,805 shares of our common stock as a commitment fee (referred to in this prospectus as the “Commitment Shares”). Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital (referred to in this prospectus as the “Registration Rights Agreement”), in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

Accordingly, on October 25, 2019, we filed a registration statement on Form S-1 (the “Initial Registration Statement”) to register the sale of up to 1,219,010 shares of our common stock, including the Commitment Shares, pursuant to the Purchase Agreement, including the Previous Purchase Shares and the Commitment Shares. The Initial Registration Statement was declared effective on November 6, 2019. Since the date of the Purchase Agreement, Aspire Capital has purchased all 1,024,205 shares of our common stock, excluding the Commitment Shares, which were included in the Initial Registration Statement (the “Previous Purchase Shares”) for proceeds of $901,206.

5

When we entered into the Purchase Agreement, there were certain limitations placed on our ability to freely sell shares of our common stock to Aspire Capital, due to the rules of the Nasdaq Capital Market, on which our common stock is listed. Originally, the aggregate number of shares that we were able to issue to Aspire Capital under the Purchase Agreement, including the Previous Purchase Shares and the Commitment Shares, could in no case exceed 1,219,010 shares of our common stock (which was equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) stockholder approval was obtained to issue more, in which case the 1,219,010 share limitation would not apply, or (ii) stockholder approval was not obtained and at any time the 1,219,010 share limitation was reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Previous Purchase Shares and the Commitment Shares) was equal to or greater than $1.54 (the “Minimum Price”); provided that at no point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.

Subsequently, at our Annual Meeting of Stockholders on December 20, 2019, our stockholders approved a proposal to authorize the issuance to Aspire of up to 5,400,000 shares of common stock, in excess of the 19.99% limitation referenced above in accordance with Nasdaq Listing Rules 5635(b) and 5635(d).

On February 14, 2020, a registration statement on Form S-1 (the “Subsequent Registration Statement”) was declared effective registering the sale of up to 2,900,000 of the 5,400,000 additional shares that we may issue to Aspire Capital pursuant to the Purchase Agreement. Since the date that the Subsequent Registration Statement was declared effective, Aspire Capital has purchased all of such 2,900,000 additional shares of our common stock which were included in the Subsequent Registration Statement (the “Subsequent Previous Purchase Shares,” and together with the Previous Purchase Shares, the “Total Previous Purchase Shares”)) for proceeds of $2,288,105. We are now filing this registration statement to register the remaining 2,500,000 of the 5,400,000 additional shares.

As of June 5, 2020, there were 16,120,565 shares of our common stock outstanding excluding the additional 2,500,000 shares offered that have been issued or may be issuable to Aspire Capital pursuant to the Purchase Agreement. If all of such 2,500,000 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent more than 13.4% of the total common stock outstanding. The number of shares of common stock outstanding also excludes (i) options outstanding as of that date representing the right to purchase a total of 555,475 shares of common stock at a weighted average exercise price of approximately $3.19 per share, (ii) outstanding warrants to purchase up to 7,298 shares of our common stock which are exercisable at a price of $121.60, (iii) outstanding warrants to purchase up to 8,925 shares of our common stock which are exercisable at a price of $187.20, and (iv) outstanding warrants to purchase up to 4,927,680 shares of our common stock which are exercisable at a price of $3.85.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 2,500,000 shares of our common stock under the Securities Act, which excludes the Total Previous Purchase Shares and the Commitment Shares. All 2,500,000 shares of common stock are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to issue more than the 2,500,000 shares of common stock included in this prospectus to Aspire Capital. As of the date hereof, we do not have any plans or intent to issue to Aspire Capital any shares of common stock in addition to the 2,500,000 shares of common stock offered hereby.

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock exceeds $0.25, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a “Purchase Notice”), directing Aspire Capital (as principal) to purchase up to 125,000 shares of our common stock per trading day, up to $10.0 million of our common stock in the aggregate at a per share price (the “Purchase Price”) calculated by reference to the prevailing market price of our common stock (as more specifically described below).

In addition, on any date on which we submit a Purchase Notice for 125,000 shares to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on Nasdaq on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares we may determine (the “VWAP Purchase Share Volume Maximum”) and a minimum trading price (the “VWAP Minimum Price Threshold”) (as more specifically described below). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is calculated by reference to the prevailing market price of our common stock (as more specifically described below). The respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

The Purchase Agreement provides that the Company and Aspire Capital shall not affect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than $0.25 per share (the “Floor Price”). There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

6

RISK FACTORS

Investing in our common stock involves substantial risk. You should carefully consider the risk factors disclosed below as well as those contained in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the other information contained in this prospectus before acquiring any of our common stock. These risks could have a material adverse effect on our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

This prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks faced by us described or incorporated by reference in this prospectus. See “Cautionary Statement Regarding Forward-Looking Information.”

Risks Relating to Our Common Stock

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

Historically, we have funded our business operations through sales of equity securities. We do not know whether we will be able to secure additional funding or, if secured, whether the terms will be favorable to us or our investors. Our ability to obtain additional funding will be subject to a number of factors, including market conditions, our operating performance, pending litigation and investor sentiment. These factors may make additional funding unavailability, or the timing, dollar amount, and terms and conditions of additional funding unattractive.

The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the agreement is limited. See “The Aspire Capital Transaction” section of this prospectus for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $0.25 per share. Even if we are able to access the full $10.0 million under the Purchase Agreement, we will still need additional capital to fully implement our business, operating and development plans.

We may issue or sell shares of our common stock or securities convertible or exchangeable for our common stock in the future and this may depress our stock price.

We are registering for sale up to 2,500,000 shares that we may sell to Aspire Capital under the Purchase Agreement. It is anticipated that shares registered in this offering will be sold by Aspire Capital over a period of up to approximately 30 months from the date of commencement. As of June 5, 2010, there were 16,120,565 shares outstanding, which includes the Total Previous Purchase Shares and the Commitment Shares, but excludes (i) options outstanding as of that date representing the right to purchase a total of 555,475 shares of common stock at a weighted average exercise price of approximately $3.19 per share, (ii) outstanding warrants to purchase up to 7,298 shares of our common stock which are exercisable at a price of $121.60, and (iii) outstanding warrants to purchase up to 8,925 shares of our common stock which are exercisable at a price of $187.20, and (iv) outstanding warrants to purchase up to 4,927,680 shares of our common stock which are exercisable at a price of $3.85.

Our stockholders may experience substantial dilution in the value of their investment or their ownership interest as a result of this offering or if we issue additional shares of our capital stock in the future.

We are registering for sale up to 2,500,000 shares that we may sell to Aspire Capital under the Purchase Agreement. It is anticipated that shares registered in this offering will be sold by Aspire Capital over a period of up to approximately 30 months from the date of commencement. The number of shares of common stock that we may sell under the Purchase Agreement may not exceed an aggregate total of 6,619,010 shares (including the Total Previous Purchase Shares and the Commitment Shares), depending on the sales price. Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline.

7

We may also sell shares or other securities in any other offering at a price per share that is less than the price per share paid by existing investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible or exchangeable into common stock in future transactions may be higher or lower than the price per share paid by other investors.

In addition, we have a significant number of stock options and warrants outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares are issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock.

Management will have broad discretion as to the use of any proceeds received under the Purchase Agreement and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of any net proceeds received from Aspire Capital under the Purchase Agreement and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by some or all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, guarantees, preferred stock, hybrid securities, or securities convertible into or exchangeable for equity securities, any of which may rank senior to our common stock. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in future offerings may be influenced by market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

As a smaller reporting company, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects.

Currently, we are a “smaller reporting company,” meaning that our outstanding common stock held by non-affiliates had a market value of less than $75 million as of October 31, 2019. As a “smaller reporting company,” we are able to provide simplified executive compensation disclosures in our filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects.

Furthermore, a material weakness in internal controls may remain undetected for a longer period because of our extended exemption from the auditor attestation requirements under Section 404(b) of the Sarbanes-Oxley Act.

8

Historically, our stock price has been volatile and this is likely to continue; purchasers of our common stock could incur substantial losses as a result.

Historically, the market price of our common stock has fluctuated significantly, and we expect that this will continue. Purchasers of our common stock could incur substantial losses relating to their investment in our stock as a result. Also, the stock market in general has recently experienced volatility that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations could result in fluctuations in the price of our common stock, which could cause purchasers of our common stock to incur substantial losses. The market price for our common stock may be influenced by many factors, including:

●	developments in our business or with respect to our projects;
●	the success of competitive products or technologies;
●	regulatory developments in the United States and foreign countries;
●	developments or disputes concerning patents or other proprietary rights;
●	the recruitment or departure of key personnel;
●	quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;
●	market conditions in the conventional and renewable energy industries and issuance of new or changed securities analysts’ reports or recommendations;
●	the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;
●	the inability to meet the financial estimates of analysts who follow our common stock;
●	investor perception of our company and of our targeted markets; and
●	general economic, political and market conditions.

We have never paid cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for our stockholders for the foreseeable future.

Provisions in our corporate charter documents and under Delaware law may delay or prevent attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us.

As a result of our reincorporation in Delaware in April 2007, provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

●	advance notice requirements for stockholder proposals and nominations;
●	the inability of stockholders to act by written consent or to call special meetings; and
●	the ability of our Board of Directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our Board of Directors.

The affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote is necessary to amend or repeal the above provisions of our certificate of incorporation. In addition, absent the approval of our Board of Directors, our bylaws may only be amended or repealed by the affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, which is generally a person who together with its affiliates owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

If securities or industry analysts fail to cover us, or do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business or our industry from time to time. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our common stock to decline. Moreover, if one or more of the analysts who cover us downgrade our common stock or release a negative report, or if our operating results do not meet analyst expectations, the price of our common stock could decline.

9

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the SEC. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of us and our subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

The forward-looking statements contained in or incorporated by reference into this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control, including:

●	our ability to commercialize our products, and achieve and sustain profitability;

●	our continued development of our proprietary technologies, and expected continued use of cash from operating activities unless or until we achieve positive cash flow from the commercialization of our products and services;

●	our ability to obtain additional funding, as and if needed which will be subject to a number of factors, including market conditions, and our operating performance;

●	the impact of COVID-19 pandemic on our business, operations, customers, suppliers and manufacturers;

●	our estimates regarding expenses, future revenues and capital requirements;

●	the adequacy of our cash balances and our need for additional financings;

●	our ability to develop and manufacture commercially viable products;

●	our ability to successfully develop and market new products, such as subsea battery solutions;

●	that we will be successful in our efforts to commercialize our products or the timetable upon which commercialization can be achieved, if at all;

●	our ability to identify and penetrate markets for our products and our wave energy technology;

●	our ability to implement our commercialization strategy as planned, or at all;

●	our relationships with our strategic partners may not be successful and we may not be successful in establishing additional relationships;

●	our ability to maintain the listing of our common stock on the Nasdaq Capital Market;

●	the reliability of our technology and our products;

●	our ability to improve the power output, survivability and reliability of our products;

10

●	the impact of pending and threatened litigation on our business, financial condition and liquidity;

●	changes in current legislation, regulations and economic conditions that affect the demand for renewable energy;

●	our ability to compete effectively in our target markets;

●	our limited operating history and history of operating losses;

●	our sales and marketing capabilities and strategy in the United States and internationally; and

●	our ability to protect our intellectual property portfolio.

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us.

In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and in the documents incorporated by reference into this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors” included elsewhere in this prospectus and in the documents that we include in or incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2019, and our subsequent SEC filings. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

11

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Aspire Capital. We will not receive any proceeds upon the sale of shares by Aspire Capital. However, we may receive proceeds of up to $10.0 million under the Purchase Agreement with Aspire Capital. The proceeds received from the sale of the shares under the Purchase Agreement are expected be used to build additional PB3 PowerBuoys® to meet potential market demand, to further advance the development of new products, and for other general corporate purposes. The amounts and timing of these expenditures will depend on a number of factors, such as the timing, scope, progress and results of our sales, research and development efforts, the timing and progress of any partnering efforts, and the regulatory and competitive environment. However, we cannot guarantee that we will receive any proceeds in connection with the Purchase Agreement because we may be unable or choose not to issue and sell any securities pursuant to the Purchase Agreement. Because of this, we have not determined the amount of net proceeds to be used specifically for any particular purpose or the timing of any expenditures. Accordingly, management will retain broad discretion and flexibility in applying the net proceeds. Pending any use of the net proceeds, we intend to invest the net proceeds in repurchase contracts or deposit them in checking accounts at financial institutions.

12

The Aspire Capital TransactionS

Purchase Agreement

General

On October 24, 2019, we entered into the Purchase Agreement, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of our shares of common stock over the approximately 30-month term from the date of commencement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued the Commitment Shares to Aspire Capital. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

Accordingly, on October 25, 2019, we filed the Initial Registration Statement to register the sale of up to 1,219,010 shares of our common stock pursuant to the Purchase Agreement, including the Previous Purchase Shares and the Commitment Shares. The Initial Registration Statement was declared effective on November 6, 2019. Since the date of the Purchase Agreement, Aspire Capital has purchased the Previous Purchase Shares pursuant to the Purchase Agreement for proceeds of $901,206.

When we entered into the Purchase Agreement, there were certain limitations placed on our ability to freely sell shares of our common stock to Aspire Capital, due to the rules of the Nasdaq Capital Market, on which our common stock is listed. Originally, the aggregate number of shares that we were able to issue to Aspire Capital under the Purchase Agreement, including the Previous Purchase Shares and the Commitment Shares, could in no case exceed 1,219,010 shares of our common stock (which was equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) stockholder approval was obtained to issue more, in which case the 1,219,010 share limitation would not apply, or (ii) stockholder approval was not been obtained and at any time the 1,219,010 share limitation was reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Previous Purchase Shares and the Commitment Shares) was equal to or greater than the Minimum Price; provided that at no point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.

Subsequently, at our 2019 Annual Meeting of Stockholders, we submitted a proposal to our stockholders to approve the issuance of shares of common stock in excess of the 19.99% limitation referenced above in accordance with Nasdaq Listing Rules 5635(b) and 5635(d), which was approved by our stockholders on December 20, 2019. We are now filing the registration statement of which this prospectus is a part to register 2,500,000 of the 5,400,000 additional shares that we may issue to Aspire Capital pursuant to the Purchase Agreement.

On February 14, 2020, the Subsequent Registration Statement was declared effective registering the sale of up to 2,900,000 of the 5,400,000 additional shares that we may issue to Aspire Capital pursuant to the Purchase Agreement. Since the date that the Subsequent Registration Statement was declared effective, Aspire Capital has purchased all of the Subsequent Previous Purchase Shares for proceeds of $1,386,899. We are now filing this registration statement to register the remaining 2,500,000 of the 5,400,000 additional shares.

As of June 5, 2020, there were 16,120,565 shares of our common stock outstanding excluding the 2,500,000 shares offered pursuant to the registration statement of which this prospectus forma part, but including the Total Previous Purchase Shares and the Commitment Shares. If all of such 2,500,000 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent more than 13.4% of the total common stock outstanding. The number of shares of common stock outstanding excludes (i) options outstanding as of that date representing the right to purchase a total of 555,475 shares of common stock at a weighted average exercise price of approximately $3.19 per share, (ii) outstanding warrants to purchase up to 7,298 shares of our common stock which are exercisable at a price of $121.60, and (iii) outstanding warrants to purchase up to 8,925 shares of our common stock which are exercisable at a price of $187.20, and (iv) outstanding warrants to purchase up to 4,927,680 shares of our common stock which are exercisable at a price of $3.85.

13

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 2,500,000 shares of our common stock under the Securities Act, which excludes the Total Previous Purchase Shares and the Commitment Shares. All 2,500,000 shares of common stock are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to issue more than the 2,500,000 shares of common stock included in this prospectus to Aspire Capital. As of the date hereof, we do not have any plans or intent to issue to Aspire Capital any shares of common stock in addition to the 2,500,000 shares of common stock offered hereby.

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock is not less than $0.25 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 125,000 shares of our common stock per business day, up to $10.0 million of our common stock in the aggregate over the term of the Purchase Agreement, at a Purchase Price calculated by reference to the prevailing market price of our common stock over the preceding 10-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $300,000 per trading day.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for 125,000 shares of our common stock, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold. The VWAP Purchase Price is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

Purchase of Shares Under The Common Stock Purchase Agreement

Under the common stock Purchase Agreement, on any trading day selected by us on which the closing sale price of our common stock exceeds $0.25 per share, we may direct Aspire Capital to purchase up to 125,000 shares of our common stock per trading day. The Purchase Price of such shares is equal to the lesser of:

●	the lowest sale price of our common stock on the purchase date; or

●	the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for purchase of 125,000 shares, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 80% of the closing price of the Company’s common stock on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is the lower of:

●	the Closing Sale Price on the VWAP Purchase Date; or

●	97% of the volume-weighted average price for our common stock traded on the Nasdaq Capital Market:

14

○	on the VWAP Purchase Date, if the aggregate shares to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum or

○	during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the Nasdaq Capital Market exceed the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the Company’s common stock falls below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the closing sale price of our common stock is less than $0.25 per share.

Events of Default

No sales are permitted to be made under the Purchase Agreement upon the occurrence of any of the following, among other, events of default:

●	the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC such lapse or unavailability may continue for a period of no more than 40 consecutive business days;

●	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

●	the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market or the Nasdaq Capital Market;

●	our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

●	any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

●	if we become insolvent or are generally unable to pay our debts as they become due; or

●	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

The Purchase Agreement will be automatically terminated in the event of any participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

15

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 2,500,000 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately thirty months from the date of commencement. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the 2,500,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital

In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $10.0 million of our shares of common stock. However, we estimate that we will sell no more than 2,500,000 shares to Aspire Capital offered hereby and excluding any shares of common stock sold pursuant to the Initial Registration Statement and the Subsequent Registration Statement. Subject to any required approval by our Board of Directors and our stockholders, we have the right but not the obligation to issue more than the 2,500,000 shares included in this prospectus to Aspire Capital offered hereby. In the event we elect to issue more than the 2,500,000 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement. The following table sets forth the number and percentage of outstanding shares to be held by Aspire Capital after giving effect to the sale of shares of common stock issued to Aspire Capital at varying purchase prices, but excludes the Total Previous Purchase Shares, the Commitment Shares, and the shares that remain to be issued to Aspire Capital under the Initial Registration Statement and the Subsequent Registration Statement:

Assumed Average Purchase Price	Proceeds from the Sale of Purchase Shares to Aspire Capital Under the Purchase Agreement Registered in this Offering	Number of Purchase Shares to be Issued in this Offering at the Assumed Average Purchase Price	Percentage of Outstanding Shares After Giving Effect to the Purchase Shares Issued to Aspire Capital(1)
$0.50	$1,250,000	2,500,000	13.4%
$0.75	$1,875,000	2,500,000	13.4%
$1.00	$2,500,000	2,500,000	13.4%
$1.50	$3,750,000	2,500,000	13.4%
$2.00	$5,000,000	2,500,000	13.4%
$3.00	$7,500,000	2,500,000	13.4%

(1)	The denominator is based on 16,120,565 shares outstanding as of June 5, 2020, which includes the Total Previous Purchase Shares and the Commitment Shares. The number of shares of common stock outstanding also excludes (i) options outstanding as of that date representing the right to purchase a total of 555,475 shares of common stock at a weighted average exercise price of approximately $3.19 per share, (ii) outstanding warrants to purchase up to 7,298 shares of our common stock which are exercisable at a price of $121.60, and (iii) outstanding warrants to purchase up to 8,925 shares of our common stock which are exercisable at a price of $187.20, and (iv) outstanding warrants to purchase up to 4,927,680 shares of our common stock which are exercisable at a price of $3.85. The numerator is based on the number of shares which we may issue to Aspire Capital under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed purchase price set forth in the adjacent column.

16

DESCRIPTION OF COMMON STOCK

Authorized and Outstanding Capital Stock

The following description of our common stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws, which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, all of which are undesignated.

As of June 5, 2020, there also were outstanding warrants to purchase up to 7,298 shares of our common stock which are currently exercisable at a price of $121.60, warrants to purchase up to 8,925 shares of our common stock which are currently exercisable at a price of $187.20, warrants to purchase 4,927,680 shares of our common stock which are currently exercisable at a price of $3.85, and options to purchase a total of 555,475 shares of common stock at a weighted average exercise price of approximately $3.19 per share.

Description of Common Stock

Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our Board, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Distribution. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Anti-Takeover Effects of Delaware Law; Our Certificate of Incorporation and Our Bylaws

Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.

Removal of Directors

Our certificate of incorporation currently provides that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. However, our Board of Directors approved an amendment to our bylaws that became effective on June 17, 2016, which permits our directors to be removed either for cause or without cause by our stockholders. At our annual meeting of stockholders for the year ended April 30, 2016 that was held on October 21, 2016 (the “2016 Annual Meeting”), we submitted a proposal to stockholders seeking stockholder approval to amend our certificate of incorporation to delete the reference to “for cause” in Section 6 of Article IX of the certificate of incorporation. This proposal to amend the certificate of incorporation did not receive the required affirmative vote of the holders of at least 75% of the outstanding shares of common stock entitled to vote at the meeting, so the proposal did not pass. However, we also submitted a proposal to stockholders at the 2016 Annual Meeting seeking approval to amend our certificate of incorporation to add a clause that specified that, to the fullest extent permitted by law, any provision in the Certificate of Incorporation that is contrary to a requirement of the Delaware General Corporate Law (the “DGCL”) shall be read in conformity with the applicable requirement of the DGCL. This second proposal only required the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2016 Annual Meeting, and it passed.

17

Our Board of Directors takes the position that under current Delaware law, the “only for cause” provision in the certificate of incorporation regarding removal of the company’s directors is not enforceable and is therefore not in conformity with the applicable requirement of the DGCL. Accordingly, we will comply with the provisions of our bylaws, as amended and as described above, relating to director removal and will not seek to enforce that provision of our certificate of incorporation relating to stockholder removal of directors only for cause, as presently in effect. Under our certificate of incorporation and bylaws, any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of our directors then in office.

The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer, our president or the Board.

Advance Notice Requirements for Stockholder Proposals

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record on the record date for the meeting, that is entitled to vote at the meeting and that has delivered to our secretary a timely written notice in proper form of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amendment of Certificate of Incorporation and Bylaws

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our Board of Directors or the affirmative vote of the holders of at least 75% of the voting power of our capital stock issued and outstanding and entitled to vote on the matter.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Our certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

18

●	for any breach of their duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for voting or assenting to unlawful payments of dividends or other distributions; or

●	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

Notice of Share Ownership

Our bylaws contain a provision requiring any beneficial owner of three percent or more of our outstanding common stock to notify us of his or her stockholdings, as well as of any change in his or her beneficial ownership of one percent or more of our outstanding common stock. Our bylaws do not provide for any specific remedy in the event a stockholder does not comply with this provision. We do not intend to make any such information public, unless required by law or the rules of the SEC or the NASDAQ Capital Market.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is 462 South 4th Street, Suite 1600, Louisville, KY 40202, and its telephone number is 1-800-662-7232.

Our common stock is listed on the NASDAQ Capital Market under the symbol “OPTT.”

19

Selling Stockholder

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

	Shares of Common Stock Owned Prior		Shares of Common	Beneficial Ownership After this Offering(1)
Name	to this Offering		Stock Being Offered	Number of Shares	%(2)
Aspire Capital Fund, LLC(3)	194,805	(4)	2,500,000	-	-

(1)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.
(2)	Based on 16,120,565 shares of common stock outstanding on June 5, 2020 and assumes the issuance and sale by us to Aspire Capital of all 2,500,000 shares offered hereby and the sale by Aspire of all 2,500,000 shares being offered pursuant to this registration statement.
(3)	Aspire Capital Partners LLC (“Aspire Partners”) is the Managing Member of Aspire Capital Fund LLC (“Aspire Fund”). SGM Holdings Corp (“SGM”) is the Managing Member of Aspire Partners. Mr. Steven G. Martin (“Mr. Martin”) is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown (“Mr. Brown”) is the president and sole shareholder of Red Cedar Capital Corp (“Red Cedar”), which is a principal of Aspire Partners. Mr. Christos Komissopoulos (“Mr. Komissopoulos”) is president and sole shareholder of Chrisko Investors Inc. (“Chrisko”), which is a principal of Aspire Partners. Mr. William F. Blank, III (“Mr. Blank”) is president and sole shareholder of WML Ventures Corp. (“WML Ventures”), which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank may be deemed to be a beneficial owner of common stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank disclaims beneficial ownership of the common stock held by Aspire Fund.
(4)	Consisting of the Commitment Shares.

20

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Aspire Capital, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.

Aspire Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

21

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Aspire Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of shares by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

22

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed on for us by Porter Hedges LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Ocean Power Technologies, Inc. and subsidiaries (the Company) as of April 30, 2019 and 2018, and for each of the years in the two-year period ended April 30, 2019, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the April 30, 2019 consolidated financial statements contains an explanatory paragraph that states that the Company’s cash balance, recurring losses from operations, and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The audit report covering the April 30, 2019 financial statements refers to the Company’s adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers, and several related amendments, issued by the Financial Accounting Standards Board. This change was adopted using the modified retrospective method.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents contain specific information regarding us. These documents, including exhibits and schedules thereto, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov.

Our common stock is listed on the NASDAQ Capital Market under the ticker symbol “OPTT.” Our SEC filings are also available (free of charge) from our web site at www.oceanpowertechnologies.com, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by us with the SEC under the Exchange Act, are incorporated herein by reference:

●	our Annual Report on Form 10-K for the fiscal year ended April 30, 2019, filed with the SEC on July 22, 2019 (File No. 001-33417);

●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2019, October 31, 2019 and January 31, 2020 filed with the SEC on September 16, 2019, December 9, 2019 and March 9, 2020, respectively (File No. 001-33417);

●	the description of our common stock set forth in our registration statement on Form 8-A filed on April 18, 2007 (File No. 001-33417) and in any and all subsequent amendments and reports filed for the purpose of updating that description; and

●	our Current Reports on Form 8-K and 8-K/A, filed with the SEC on May 2, 2019, May 14, 2019, May 15, 2019, May 16, 2019, May 17, 2019, May 21, 2019, May 23, 2019, May 31, 2019, June 20, 2019, June 25, 2019, July 11, 2019, July 22, 2019, August 23, 2019, September 6, 2019, September 16, 2019, September 23, 2019, October 24, 2019, October 25, 2019, November 12, 2019, November 19, 2019, December 9, 2019, December 20, 2019, March 4, 2020, March 5, 2020, March 9, 2020, March 10, 2020, March 24, 2020, March 26, 2020, April 20, 2020, May 1, 2020, May 4, 2020 and May 7, 2020 (File No. 001-33417) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

23

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K and any corresponding information furnished under Item 9.01 or included as an exhibit) after the date of the initial registration statement of which this prospectus forms a part and until the offering of all of the securities by this prospectus is completed, including all filings made after the date of this prospectus, shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of these filings, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, by writing or telephoning us at the following address:

Ocean Power Technologies, Inc.
28 Engelhard Drive, Suite B
Monroe Township, NJ 08831

Attention: Chief Financial Officer
(609) 730-0400

DISCLOSURE OF SEC’S POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

24

2,500,000 Shares
Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$205
Accounting fees and expenses	$7,500
Legal fees and expenses	$65,000
Printing and engraving expenses	$0
Transfer agent fees	$0
Miscellaneous	$2,295
Total	$75,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s certificate of incorporation provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

II-1

The Registrant maintains a general liability insurance policy that covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The Registrant’s directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 15. Recent Sales of Unregistered Securities.

On August 13, 2018, we issued to Aspire Capital Fund, LLC (“Aspire Capital”) 21,428 shares of our common stock as a commitment fee pursuant to the terms of a common stock purchase agreement dated August 13, 2018. As of October 24, 2019, we have sold 162,162 shares of common stock with an aggregate market value of $949,259 at an average price of $5.85 per share pursuant to this agreement with Aspire Capital. The agreement was cancelled on October 24, 2019.

On October 24, 2019, we issued to Aspire Capital 194,805 shares of common stock as a commitment fee pursuant to the terms of a common stock purchase agreement dated October 24, 2019. As of June 5, 2020, we have sold 3,924,205 shares of common stock with an aggregate market value of $2,288,105 at an average price of $0.58 per share pursuant to this agreement with Aspire Capital.

These transactions were deemed exempt from registration under the Securities Act in reliance on Section 4(a)(2).

Item 16. Exhibits.

Exhibit No.	Description of Exhibit
3.1	Restated Certificate of Incorporation of the registrant (incorporated by reference from Exhibit 3.1 to our Quarterly Report on Form 10-Q filed September 14, 2007).
3.2	Certificate of Amendment of Certificate of Incorporation of Ocean Power Technologies, Inc. dated October 27, 2015 (incorporated by reference from Exhibit 3.1 to Current Report on Form 8-K filed on October 28, 2015).
3.3	Amended and Restated Bylaws of the registrant (incorporated by reference from Exhibit 3.2 to the Current Report on Form 8-K filed June 23, 2016).
3.4	Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 21, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 21, 2016).
3.5	Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on December 7, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 7, 2018).
4.1	Specimen certificate of Common Stock (incorporated by reference from Exhibit 4.1 to Form S-1/A filed March 19, 2007).
4.2	Form of Warrant to Purchase Common Stock (incorporated by reference from Exhibit 4.1 to Current Report on Form 8-K/A filed on June 7, 2016).
4.3	Form of Warrant to Purchase Common Stock (incorporated by reference from Exhibit 4.1 to Current Report on Form 8-K/A filed on July 22, 2016).

II-2

4.4	Registration Rights Agreement, dated October 24, 2019, between Ocean Power Technologies, Inc. and Aspire Capital Fund, LLC (incorporated by reference from Exhibit 4.1 to Current Report on Form 8-K filed on October 25, 2019).
5.1**	Opinion of Porter Hedges LLP.
10.1***	Amended and Restated 2006 Stock Incentive Plan (incorporated by reference from Exhibit A to Proxy Statement filed August 28, 2013).
10.2	Form of Restricted Stock Agreement (incorporated by reference from Exhibit 10.1 to Form 10-Q filed March 14, 2011).
10.3***	Employment Agreement, dated December 29, 2014, between George H. Kirby and Ocean Power Technologies, Inc. (incorporated by reference from Exhibit 10.1 to Form 10-Q filed March 11, 2015).
10.4	Form of Securities Purchase Agreement dated June 2, 2016 (incorporated by reference to Exhibit 99.3 to Current Report on Form 8-K filed on June 2, 2016).
10.5	Form of Amendment No. 1 to Securities Purchase Agreement, dated June 7, 2016 (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K/A filed on June 7, 2016).
10.6	Form of Amendment No. 2, dated as of July 21, 2016, to the Securities Purchase Agreement, dated as of June 2, 2016, by and among Ocean Power Technologies, Inc. and the investor’s signatory thereto, and (incorporated by reference from Exhibit 99.2 to the Current Report on Form 8-K filed July 21, 2016).
10.7	Form of Subscription Agreement, dated July 22, 2016 between the Company and the Purchasers thereto (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed July 22, 2016).
10.8***	2015 Omnibus Incentive Plan (incorporated by reference to Annex A to Proxy Statement filed on September 3, 2015).
10.9	Stipulation and Agreement of Class Settlement dated as of May 5, 2016 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on May 11, 2016).
10.10	Agreement by and between Ocean Power Technologies, Inc. and Mitsui Engineering & Shipbuilding Co., Ltd dated May 31, 2016 (incorporated by reference from Exhibit 10.1 to Current Report on Form 8-K/A filed on June 6, 2016).
10.11***	Employment Letter between the Company and Matthew Shafer dated August 23, 2016, (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed August 29, 2016).
10.12	Agreement by and between the Company and the U.S. Office of Naval Research dated September 13, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 14, 2016).
10.13***	Ocean Power Technologies, Inc. Employment Inducement Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2018).
10.14	Form of Restricted Stock Agreement for Employment Inducement Incentive Award Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2018).
10.15+++	Contract between Eni SpA and the Company dated March 14, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 19, 2018).

II-3

Exhibit No.	Description of Exhibit
10.16+++	Contract between Premier Oil UK Limited and the Company dated June 27, 2018 (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K filed with the SEC on July 17, 2018).
10.17***	Amendment to the Employment Agreement of George H. Kirby III (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2018).
10.18	Common Stock Purchase Agreement, dated October 24, 2019, between Ocean Power Technologies, Inc. and Aspire Capital Fund, LLC (incorporated by reference from Exhibit 10.1 to Current Report on Form 8-K filed on October 25, 2019).
10.19	Registration Rights Agreement between Ocean Power Technologies, Inc. and Aspire Capital Fund, LLC (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC on August 13, 2018).
10.20	Sales Agreement between the Company and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2019).
10.21	Contract between U.S. Navy and the Company dated February 11, 2019 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on March 11, 2019).
10.22	Warrant Agency Agreement between Ocean Power Technologies, Inc. and Computershare Trust Company, N.A. dated April 8, 2019 (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC on April 8, 2019.
10.23	Form of Common Warrant (incorporated by reference to Exhibit 4.2 to Form 8-K filed with the SEC on April 5, 2019).
10.24	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.3 to Form 8-K filed with the SEC on April 5, 2019).
10.25+++	Contract amendment between Premier Oil UK Limited and the Company dated June 24, 2019 (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on June 25, 2019).
10.26	Lease Agreement dated March 31, 2017 between Ocean Power Technologies, Inc. and PPH Industrial 28 Engelhard, LLC (incorporated by reference from Exhibit 10.37 to the Company’s Annual Report on Form 10-K filed with the SEC on July 22, 2019).
10.27+++	Supply and Service Contract between the Company and Empresa Electrica Panguipulli S.A. dated September 19, 2019 (incorporated by reference from Exhibit 10.1 to Current Report on Form 8-K filed on September 23, 2019).
10.28+++	Supply and Service Contract between the Company and Enel Green Power Chile LTDA dated September 19, 2019 (incorporated by reference from Exhibit 10.2 to Current Report on Form 8-K filed on September 23, 2019).
10.29	Contract amendment between Eni s.P.a. and the Company dated February 28, 2020 (incorporated by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on March 9, 2020).
10.30	U.S. Small Business Administration Note dated May 3, 2020 of Ocean Power Technologies, Inc. in favor of Santander Bank, N.A. as the Lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 7, 2020).
10.31	Loan Agreement dated May 3, 2020 between Santander Bank, N.A. and Ocean Power Technologies, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 7, 2020).
21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to Form 10-K filed with the SEC on July 17, 2018).
23.1**	Consent of KPMG LLP.
23.2**	Form of Consent of Porter Hedges LLP (included in Exhibit 5.1).
24.1**	Power of Attorney.

** Filed herewith.

*** Management contract or compensatory plan or arrangement.

+++ Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K.

Item 17. Undertakings.

a.	The undersigned registrant hereby undertakes:

i.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

1)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

II-4

2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

ii.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

II-5

2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Monroe, State of New Jersey, on the 12th day of June, 2020.

OCEAN POWER TECHNOLOGIES, INC.

By:	/s/ George H. Kirby III
George H. Kirby III
Chief Executive Officer

We the undersigned officers and directors of Ocean Power Technologies, Inc., hereby, severally constitute and appoint George H. Kirby, Matthew T. Shafer and John Lawrence, each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Ocean Power Technologies, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George H. Kirby III	President, Chief Executive Officer	June 12, 2020
George H. Kirby III	and Director (Principal Executive Officer)

/s/ Matthew T. Shafer	Chief Financial Officer and Treasurer	June 12, 2020
Matthew T. Shafer	(Principal Financial and Accounting Officer)

/s/ Terence J. Cryan	Chairman of the Board and Director	June 12, 2020
Terence J. Cryan

/s/ Dean J. Glover	Vice Chairman of the Board and Director	June 12, 2020
Dean J. Glover

/s/ Steven M. Fludder	Director	June 12, 2020
Steven M. Fludder

/s/ Robert K. Winters	Director	June 12, 2020
Robert K. Winters

/s/ Kristine S. Moore	Director	June 12, 2020
Kristine S. Moore

II-7